Exhibit 99.1

SRI / SURGICAL EXPRESS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED BY THE BOARD OF DIRECTORS

ON MARCH 14, 2007

This Amended and Restated Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets forth the basic principles to guide our personnel. In plain English, we expect you to do the right thing.

All of our directors, officers and employees are expected to be familiar with this Code and to adhere to those principles and policies set forth in this Code that apply to them. Those who violate the standards in this Code will be subject to disciplinary action, including termination of employment. Our more detailed policies and procedures set forth in our Compliance Policy Guide, Related Party Transactions Policy, and General Statement of Policy on Disclosures are separate requirements and are not part of this Code.

Each person covered by this Code must:

•	Comply with both the letter and spirit of all laws, rules and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

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Act with honesty and integrity, avoiding actual or apparent conflicts of interest in his or her personal and professional relationships that are not approved by the Board of Directors or an appropriate committee in accordance with our policies governing related party transactions.

•	Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting facts or allowing his or her independent judgment to be subordinated to personal considerations.

•	Respect the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose the information.

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Not use confidential information acquired during his or her work for personal advantage, including trading our or another company’s securities while possessing material nonpublic information regarding such company.

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Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of our financial statements or accounting books and records.

In addition, each person who is involved in our disclosure process is required to be familiar and comply with our disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that our public reports and documents filed with the Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable securities laws and SEC rules.

You must promptly report suspected or known violations of this Code to our Compliance Officer, Gregg Quick, at:

12425 Race Track Road, Tampa, Florida 33626

phone number: (813) 891-9550

Gquick@srisurgical.com

Alternatively, you may confidentially report suspected or known violations of this Code by contacting our corporate counsel, David S. Felman of Hill, Ward & Henderson, at (813) 227-8483. Failure to report a violation is itself a violation of this Code. Any questions relating to how this Code should be interpreted or applied should be addressed to our Compliance Officer. We will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior or a compliance concern.

Our Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Our Board of Directors shall take all actions it considers appropriate to investigate any violations reported to it. If a violation has occurred, our Board of Directors will take such disciplinary or preventative action it deems appropriate.

From time to time under extraordinary circumstances, we may waive a provision of this Code. Any waiver of this Code may be made only by our Board of Directors and must be promptly disclosed to the extent required by SEC or Nasdaq rules.